SECURITIES AND EXCHANGE COMMISSION



                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): January 3, 1996

                          COLLINS & AIKMAN CORPORATION
             (Exact name of registrant as specified in its charter)

                  Delaware                                 1-10218                         13-3489233
(State or other jurisdiction of incorporation)       (Commission File Number)     (IRS Employer Identification No.)


                              701 McCullough Drive
                         Charlotte, North Carolina 28262
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (704) 547-8500

ITEM 2.           ACQUISITION OR DISPOSITION OF ASSETS

                  (a) On January 3, 1996 (the "Closing Date"), Collins & Aikman Corporation (the "Company") acquired Larizza Industries, Inc. (a maker of automotive door panels, headrests, floor console systems and instrument panel components) for an aggregate purchase price of approximately $144 million (the "Acquisition"). In addition, approximately $40 million of debt of Larizza Industries, Inc. was extinguished in connection therewith. The Acquisition was made pursuant to a Merger Agreement dated as of September 26, 1995 among Collins & Aikman Products Co., a wholly owned subsidiary of the Company ("Products"), LRI Acquisition Corp., a wholly owned subsidiary of Products ("Merger Sub"), and Larizza Industries, Inc. and was approved by the shareholders of Larizza Industries, Inc. On the Closing Date, Merger Sub was merged into Larizza Industries, Inc. (the "Merger") and Merger Sub's common stock was converted into 1000 shares of Larizza Industries, Inc., all of which are directly owned by Products. Each share of stock formerly representing a share of stock of Larizza Industries, Inc. prior to the Merger was automatically converted into the right to receive $6.50 per share in cash.

                           The consideration paid in the Merger was determined through arms-length negotiations among the Company, Larizza Industries, Inc. and Merrill Lynch & Co. (the financial advisor to Larizza Industries, Inc.). The purchase price for the Acquisition and related fees and expenses (as well as the extinguishment of approximately $40 million of the acquired company's debt) were financed with a $197 million credit facility with a syndicate of banks arranged by Chemical Bank. The facility is comprised of a seven-year senior secured term loan.

                           In connection with the Merger, Larizza Industries, Inc. was reincorporated as Manchester Plastics, Inc. ("Manchester").

                  (b) Manchester is a leading designer and manufacturer of high quality plastics-based components and systems used in the interior of automobiles, light trucks, sport utility vehicles and minivans. Manchester serves the North American automakers from eight manufacturing plants in the United States and Canada. The Company intends for Manchester to continue in its current line of

                                                        1.

                           production and has no plans at this time to devote Manchester's assets to any other purpose.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

                  (a)      Financial Statements of businesses acquired.



                                                                                                        Page Number

                           Independent Auditors' Report.....................................................F-1
                           Consolidated Balance Sheets of
                             Larizza Industries, Inc. and
                             Subsidiaries as of December 31,
                             1994 and December 31, 1993
                             (Audited)......................................................................F-2
                           Consolidated Statements of
                             Operations of Larizza Industries,
                             Inc. and Subsidiaries for the
                             years ended December 31, 1994,
                             1993 and 1992 (Audited)........................................................F-3
                           Consolidated Statements of
                             Shareholders' Equity (Deficit) of
                             Larizza Industries, Inc. and
                             Subsidiaries for the years ended
                             December 31, 1994, 1993 and 1992
                             (Audited)......................................................................F-4
                           Consolidated Statements of Cash
                             Flows of Larizza Industries, Inc.
                             and Subsidiaries for the years
                             ended December 31, 1994, 1993 and
                             1992 (Audited).................................................................F-5
                           Notes to Consolidated Financial
                             Statements of Larizza Industries,
                             Inc. - December 31, 1994, 1993 and 1992........................................F-6
                           Consolidated Condensed Balance
                             Sheet of Larizza Industries, Inc.
                             and Subsidiaries - September 30,
                             1995 (Unaudited)...............................................................F-20
                           Consolidated Condensed Statements of
                             Operations of Larizza Industries,
                             Inc. and Subsidiaries - Three
                             Months and Nine Months Ended
                             September 30, 1995 and 1994
                             (Unaudited)....................................................................F-21
                           Consolidated Condensed Statements
                             of Cash Flows of Larizza
                             Industries, Inc. and Subsidiaries
                             - Nine Months Ended September 30,
                             1995 and 1994 (Unaudited)......................................................F-22
                           Notes to Consolidated Condensed
                             Financial Statements - September 30,
                             1995...........................................................................F-23

                                                        2.

                  (b) The pro forma financial information furnished herein reflects the effect of the Acquisition on the consolidated financial statements of
                           Collins & Aikman Corporation.


                                                                                                       Page Number
                           Unaudited Pro Forma Consolidated
                             Financial Data................................................................F-24
                           Unaudited Pro Forma Consolidated
                             Statement of Operations For the
                             Fiscal Year Ending January 28, 1995............................................F-24
                           Unaudited Pro Forma Consolidated Statement
                             of Operations For the Nine Months
                             Ending October 28, 1995........................................................F-25
                           Unaudited Pro Forma Consolidated Balance
                             Sheet at October 28, 1995......................................................F-26

                  (c) The exhibits furnished in connection with this report are as follows:

                           EXHIBIT
                           NUMBER           DESCRIPTION

                           2.1      -       Agreement and Plan of Merger among
                                            Collins & Aikman Products Co., LRI
                                            Acquisition Corp. and Larizza Industries,
                                            Inc. dated September 26, 1995, is hereby
                                            incorporated by reference to Exhibit 1 of
                                            Collins & Aikman Products Co.'s Schedule
                                            13-D filed with the Securities and
                                            Exchange Commission on October 6, 1995.

                           2.2      -       Amendment to Merger Agreement dated
                                            November 17, 1995 by and among Collins &
                                            Aikman Products Co., LRI Acquisition
                                            Corp. and Larizza Industries, Inc. is
                                            hereby incorporated by reference to
                                            Exhibit 2.2 to Collins & Aikman
                                            Corporation's Form 10-Q for the quarter
                                            ended October 28, 1995.

                           4.       -       Credit Agreement dated as of December 22,
                                            1995 among Collins & Aikman Products Co.,
                                            Collins & Aikman Corporation, the Lenders
                                            referred to therein and Chemical Bank,
                                            as Agent for the Lenders.

                           23       -       Consent of KPMG Peat Marwick LLP.

                           99.1     -       Press Release dated September 26, 1995.


                                                        3.





                           99.2     -       Press Release dated January 3, 1996 is
                                            hereby incorporated by reference to
                                            Exhibit 4 of Amendment No.1 to Collins &
                                            Aikman Products Co.'s Schedule 13D filed
                                            with the Securities and Exchange
                                            Commission on January 12, 1996.


         The following schedules to the Agreement and Plan of Merger incorporated by reference into Exhibit 2.1 hereto were omitted from the filing. Registrant hereby undertakes to furnish supplementally a copy of any such omitted schedule to the Securities and Exchange Commission upon request.

Schedule Number                     Description

1.1(b)            Form of Restated Articles of Incorporation
1.1(c)            Form of Restated Code of Regulations
2.1.1             States In Which Qualified
2.1.3             The Companies' Authorized and Outstanding Stock and
                  Options
2.1.5             Larizza Consents and Approvals
2.1.9             Larizza Changes Since June 30, 1995
2.1.10            Larizza Permitted Liens
2.1.11            Larizza Undisclosed Liabilities
2.1.12            Larizza Tax Audits
2.1.13            Larizza Litigation
2.1.14            Larizza ERISA Plans
2.1.15            Larizza Environmental Matters
2.1.18            Larizza Changes Since June 30, 1995
2.1.20            Merrill Lynch Letter
2.1.23            Larizza Intellectual Property
2.1.24            Larizza Contracts
2.1.25            Larizza Labor Matters
2.1.26            Larizza Related Party Transactions
2.2.3             Acquisition and Parent Consents and Approvals
4.1.11            Larizza Related Party Receivables to be paid


                                                        4.

                                                     SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                COLLINS & AIKMAN CORPORATION
                                                (Registrant)



Date:             January 18, 1996              By: /s/ J. Michael Stepp
                                                    --------------------
                                                    J. Michael Stepp
                                                    Executive Vice President
                                                    and Chief Financial
                                                    Officer

                                                        5.

                          Independent Auditors' Report


The Shareholders and Board of Directors
Larizza Industries, Inc.:

We have audited the accompanying consolidated balance sheets of Larizza Industries, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Larizza Industries, Inc. and subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in notes 1 and 8 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the Accounting Standards Board's Statement of Financial Accounting Standard No. 109, ACCOUNTING FOR INCOME TAXES.



                                                          KPMG Peat Marwick LLP
Detroit, Michigan
February 9, 1995

                   LARIZZA INDUSTRIES, INC., AND SUBSIDIARIES
                      Consolidated Balance Sheets
                       December 31, 1994 and 1993
                   (In thousands, except share data)


                             Assets                                                                 1994               1993
                             ------                                                                 ----               ----

Current assets:
    Cash and cash equivalents                                                                   $        794               559
    Accounts receivable, less allowance of $393 in 1994 and
       $394 in 1993                                                                                   26,363            20,426
    Inventories                                                                                        8,601             7,268
    Reimbursable tooling costs                                                                         4,810             2,178
    Net current assets of discontinued operations                                                      1,624             1,627
    Deferred income taxes                                                                                734                -
    Other current assets                                                                               1,239               625
                                                                                                   ---------         ---------

                  Total current assets                                                                44,165            32,683

Net property, plant and equipment                                                                     29,487            26,116
Notes receivable from principal shareholders                                                           2,264             2,136
Goodwill and other intangibles, net                                                                    7,416             2,782
Net noncurrent assets of discontinued operations                                                         122               137
                                                                                                   ---------         ---------

                                                                                                $     83,454            63,854
                                                                                                      ======            ======

          Liabilities and Shareholders' Equity (Deficit)
          ----------------------------------------------

Current liabilities:
    Current installments of long-term debt and capitalized lease
       obligation                                                                               $      2,101             4,679
    Accounts payable, trade                                                                           20,064            14,267
    Income taxes payable                                                                               6,954             1,008
    Accrued salaries and wages                                                                         2,047             1,469
    Accrual for loss on sale of discontinued operations                                                2,331             2,118
    Other accrued expenses                                                                             7,020             4,863
                                                                                                   ---------         ---------

                  Total current liabilities                                                           40,517            28,404
                                                                                                      ------            ------

Long-term debt, excluding current installments                                                        30,000            81,460
Capitalized lease obligation, excluding current installments                                             510               780
Deferred gain on debt restructure                                                                         -              6,097
Deferred income taxes                                                                                    315             1,400
Accrued interest                                                                                          -              8,463
Accrued pension liability and other long-term liabilities                                              1,931             1,323
Shareholders' equity (deficit):
    Preferred stock, no par value; authorized 10,000,000 shares,
       no shares issued                                                                                   -                 -
    Common stock, no par value; authorized 50,000,000 shares,
       issued and outstanding 22,088,107 shares in 1994 and
       13,805,067 shares in 1993                                                                      76,780            17,202
    Additional paid-in capital                                                                         5,551             5,551
    Accumulated deficit                                                                              (67,484)          (83,873)
    Foreign currency translation adjustment                                                           (4,666)           (2,953)
                                                                                                   ---------         ---------

                  Total shareholders' equity (deficit)                                                10,181           (64,073)
                                                                                                      ------            ------

Commitments and contingencies

                                                                                                $     83,454            63,854
                                                                                                      ======            ======

See accompanying notes to consolidated financial statements.

                   LARIZZA INDUSTRIES, INC., AND SUBSIDIARIES
                      Consolidated Statements of Operations
                  Years ended December 31, 1994, 1993 and 1992
                    (In thousands, except per share amounts)





                                                                                    1994              1993              1992
                                                                                    ----              ----              ----

Net sales                                                                       $  169,336           148,257           111,307
Cost of goods sold                                                                 133,870           115,660            92,036
                                                                                   -------           -------          --------

                  Gross profit                                                      35,466            32,597            19,271
                                                                                   -------          --------            ------

Expenses:
    Selling expenses                                                                 4,446             3,543             2,757
    General and administrative expenses                                              8,988             7,957             8,178
                                                                                   -------          --------          --------

                                                                                    13,434            11,500            10,935
                                                                                   -------          --------            ------

                  Operating income                                                  22,032            21,097             8,336
                                                                                   -------          --------          --------

Other income (expense):
    Interest income                                                                    574               219               165
    Interest expense                                                                (3,467)           (6,520)           (7,128)
    Other, net                                                                         (55)             (339)              108
                                                                                   -------          --------          --------

                                                                                    (2,948)           (6,640)           (6,855)
                                                                                   -------          --------           -------

Income before income tax provision and extraordinary gain                           19,084            14,457             1,481
Income tax provision                                                                 5,100             2,070              -
                                                                                   -------          --------          --------

Income before extraordinary gain                                                    13,984            12,387             1,481

Extraordinary gain on extinguishment of debt                                            -                  -               711
Extraordinary gain on refinancing of debt                                            2,405                 -                -
                                                                                   -------          --------          --------

                  Net income                                                    $   16,389            12,387             2,192
                                                                                   =======          ========          ========

Income per common share:
    Primary:
       Income before extraordinary gain                                           $  .68                .90             .11
       Extraordinary gain                                                            .12                 -              .05
                                                                                     ---                ---             ---

                  Net income                                                      $  .80                .90             .16
                                                                                     ===                ===             ===

    Fully diluted:
       Income before extraordinary gain                                           $  .66                .72
       Extraordinary gain                                                            .11                 -
                                                                                     ---                --

                  Net income                                                      $  .77                .72
                                                                                     ===                ===

Weighted average number of shares of common stock outstanding:
    Primary                                                                         20,522            13,805          13,805
    Fully diluted                                                                   22,088            22,088

See accompanying notes to consolidated financial statements.

                   LARIZZA INDUSTRIES, INC., AND SUBSIDIARIES
            Consolidated Statements of Shareholders' Equity (Deficit)
                  Years ended December 31, 1994, 1993 and 1992
                                 (In thousands)




                                                                                                                    Total
                                                         Additional                       Foreign Currency      Shareholders'
                                         Common Stock  Paid-in Capital    Accumulated        Translation           Equity
                                                                            Deficit          Adjustment           (Deficit)

Balance at December 31, 1991                  $17,202        5,551          (98,452)           1,083              (74,616)


Net income                                         -            -             2,192              -                  2,192
Foreign currency translation adjustment
                                                   -            -                -            (2,758)              (2,758)
                                             --------       ------         --------            -----             --------

Balance at December 31, 1992                   17,202        5,551          (96,260)          (1,675)             (75,182)

Net income                                         -            -            12,387              -                 12,387
Foreign currency translation adjustment
                                                   -            -                -            (1,278)              (1,278)
                                             --------       ------         --------            -----             --------

Balance at December 31, 1993                   17,202        5,551          (83,873)          (2,953)             (64,073)

Net income                                         -            -            16,389              -                 16,389
Conversion of debt to equity                   59,578           -                -               -                 59,578
Foreign currency translation adjustment
                                                   -                             -            (1,713)              (1,713)
                                             --------       ------         --------           ------             --------

Balance at December 31, 1994                  $76,780        5,551          (67,484)          (4,666)              10,181
                                               ======        =====           ======            =====               ======


See accompanying notes to consolidated financial statements.

                   LARIZZA INDUSTRIES, INC., AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                  Years ended December 31, 1994, 1993 and 1992
                                 (In thousands)



                                                                                  1994           1993              1992
                                                                                  ----           ----              ----

Cash flows from operating activities:
    Net income                                                               $    16,389           12,387           2,192
    Adjustments to reconcile net income to cash provided by
          operating activities:
       Depreciation and amortization                                               4,268            4,117           4,175
       Deferred income taxes                                                        (909)           1,400              -
       (Gain) loss on disposal of property, plant and equipment                     (246)             368              44
       Foreign exchange (gain) loss                                                  108              (32)           (303)
       Amortization of deferred gain                                                (368)          (1,342)         (1,382)
       Extraordinary gain on extinguishment of debt                                   -                -             (711)
       Extraordinary gain on refinancing of debt                                  (2,405)              -               -
       Increase in accrued interest                                                  791            4,174           4,186
    Changes in assets and liabilities, net of purchase of business:
       Accounts receivable                                                        (3,430)          (1,414)         (8,769)
       Inventories                                                                  (308)          (1,288)            (17)
       Other current assets                                                       (4,516)          (1,183)            305
       Accounts payable and accrued liabilities                                    9,670              854             433
                                                                                --------        ---------          ------

                   Cash provided by operating activities                          19,044           18,041             153
                                                                                  ------           ------          ------

Cash flows from investing activities:
    Proceeds from sale of property, plant and equipment                              490               -               53
    Cost of acquisition, net of cash acquired                                     (5,284)              -               -
    Capital expenditures                                                          (6,094)          (2,999)         (3,163)
    Other, net                                                                      (128)            (177)           (172)
                                                                                --------        ---------          ------

                   Cash used for investing activities                            (11,016)          (3,176)         (3,282)
                                                                                  ------        ---------           -----

Cash flows from financing activities:
    Proceeds from issuance of debt                                                36,000               -            1,075
    Repayments of debt                                                           (43,257)         (13,489)           (660)
    Other, net                                                                        -              (743)           (490)
                                                                                --------        ---------          ------

                   Cash used for financing activities                             (7,257)         (14,232)            (75)
                                                                                --------           ------          ------

Effect of exchange rates on cash                                                    (536)            (563)           (406)
                                                                                --------        ---------          ------


Net increase (decrease) in cash and cash equivalents                                 235               70          (3,610)
Cash and cash equivalents at beginning of year                                       559              489           4,099
                                                                                --------        ---------           -----

Cash and cash equivalents at end of year                                     $       794              559             489
                                                                                ========        =========          ======

Supplemental cash flow disclosures:
    Interest paid                                                            $     1,998            3,501           4,071
    Income taxes paid                                                                902            1,112             570

Supplemental schedule of noncash investing and financing activities:
    Asset acquired and obligation incurred under
       capital lease                                                         $        -                -            1,426
    Conversion of debt to equity                                                  59,578               -               -

See accompanying notes to consolidated financial statements.

                   LARIZZA INDUSTRIES, INC., AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        December 31, 1994, 1993 and 1992



 (1)     Summary of Significant Accounting Policies

         (a)     Principles of Consolidation

                 The consolidated financial statements include the accounts of Larizza Industries, Inc. and its wholly owned subsidiaries ("Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

         (b)     Foreign Currency Translation

                 The Company translates the foreign currency financial statements of its Canadian operations by translating balance sheet accounts at the exchange rate prevailing at year-end and income statement accounts at the average exchange rate for the year. Gains or losses resulting from translating foreign currency financial statements are recorded in a separate component of shareholders' equity (deficit). Gains or losses resulting from foreign currency transactions are included in net earnings.

         (c)     Inventories

                 Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

         (d)     Property, Plant and Equipment

                 Property, plant and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the remaining lease terms or estimated useful lives of the improvements. Amortization of capitalized leases is included with depreciation expense. Property, plant and equipment held for sale are stated at their estimated net realizable value, and accordingly, are no longer depreciated.

         (e)     Goodwill and Other Intangibles

                 Goodwill represents the excess of purchase price over the fair value of net assets of acquired companies at the dates of acquisition. Goodwill is amortized on a straight-line basis over 30 years. Net goodwill was $5,763,000 and $1,486,000 at December 31, 1994 and 1993, respectively, and accumulated amortization was $496,000 and $408,000 at December 31, 1994 and 1993, respectively.

                 Other intangibles represents an intangible asset recorded in conjunction with SFAS No. 87, EMPLOYERS' ACCOUNTING FOR PENSIONS, as discussed in Note 9.


See accompanying notes to consolidated financial statements.

                   LARIZZA INDUSTRIES, INC., AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued



 (1)     Summary of Significant Accounting Policies, Continued

         (f)     Income Taxes

                 Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 109, ACCOUNTING FOR INCOME TAXES, which requires the use of the asset and liability method of accounting for deferred income taxes.

                 The provision for income taxes includes federal and foreign income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. The Company has not provided for federal income taxes on the undistributed earnings of its Canadian subsidiary because they are reinvested and not expected to be remitted to the parent company.

         (g)     Income Per Share of Common Stock

                 Primary income per common share is calculated by dividing net income by the weighted average number of common shares outstanding during the period.

                 On a fully diluted basis, both net income and shares outstanding are adjusted to assume the conversion of the convertible term loan of $47,000,000 plus accrued interest into 8,283,040 shares of common stock at the beginning of the period. To adjust net income for 1994 and 1993, interest expense of $791,000 and $4,174,000, respectively, related to the convertible term loan, less $144,000 and $694,000, respectively, of amortization of deferred gain on debt restructure, was added back into income. Such conversion was not dilutive during the year ended December 31, 1992.

         (h)     Cash and Cash Equivalents/Consolidated Statements of Cash Flows

                 The Company considers highly liquid investments with a maturity at the time of purchase of three months or less to be cash equivalents.

         (i)     Pensions and Post Retirement Benefit Plans

                 The Company has three defined benefit pension plans covering certain of its salaried and hourly employees. Pension expense is determined pursuant to the provisions of SFAS No. 87, EMPLOYERS' ACCOUNTING FOR PENSIONS. Benefits are based upon either employee years of service and compensation or stated dollar amounts per years of service. Contributions to the plans are based upon the recommendation of the Company's actuaries, and past service costs are funded over 15 years. Contributions are intended to provide not only for benefits for service to date, but also for those expected to be earned in the future.

                 The Company does not currently provide medical benefits to retirees.

See accompanying notes to consolidated financial statements.

                   LARIZZA INDUSTRIES, INC., AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued



 (2)     Acquisition

         On October 20, 1994, the Company purchased all of the outstanding stock of LVB Industries, Inc., and then merged LVB Industries, Inc., into its wholly-owned subsidiary Hughes Plastics, Inc. The approximate purchase price of $5,289,000, including liabilities assumed and net of cash acquired, is subject to adjustment and exceeded the fair value of the net assets acquired by $4,450,000. The acquisition has been accounted for by the purchase method of accounting, and accordingly, the results of Hughes Plastics, Inc., have been included in the consolidated operating results since the date of acquisition.

         The following unaudited pro forma consolidated results of operations gives effect to the acquisition of LVB Industries, Inc., as though it happened January 1, 1993. This pro forma information is not necessarily indicative of what would have occurred had the acquisition taken place at the beginning of 1993.



                                                                                             (In thousands,
                                                                                         except per share data)
                                                                                         1994            1993

         Net sales                                                                 $     181,992         163,264

         Income before extraordinary gain                                                 12,099          11,338

         Net income                                                                       14,504          11,338

         Per share:
            Primary:
                Income before extraordinary gain                                      $  .59               .82
                Net income                                                            $  .71               .82

            Fully diluted:
                Income before extraordinary gain                                      $  .58               .67
                Net income                                                            $  .69               .67


 (3)     Discontinued Operations

         Effective on December 31, 1990, the Company adopted a plan to divest General Nuclear Corporation, a wholly-owned subsidiary, operating in the defense industry. General Nuclear, which is being held for sale, has been accounted for as a discontinued operation in the accompanying consolidated financial statements and its net assets have been written down to their estimated net realizable value. The sales of General Nuclear were $3,831,000, $3,323,000, and $3,860,000 in 1994, 1993 and
         1992, respectively.


See accompanying notes to consolidated financial statements.

                   LARIZZA INDUSTRIES, INC., AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued



 (3)     Discontinued Operations, Continued

         At December 31, 1994 and 1993, the composition of the net current and net noncurrent assets of the discontinued operations is as follows:

                                                                                             (In thousands)
                                                                                           1994           1993

                 Net current assets of discontinued operations:
                    Current assets                                                    $    1,842           1,893
                    Current liabilities                                                     (218)           (266)
                                                                                         -------          ------

                                                                                      $    1,624           1,627
                                                                                           =====           =====

                 Net noncurrent assets of discontinued operations:
                    Property and equipment, net                                       $      617             821
                    Noncurrent liabilities                                                  (495)           (684)
                                                                                         -------          ------

                                                                                      $      122             137
                                                                                         =======          ======

 (4)     Inventories

         The components of inventories are as follows:

                                                                                            (In thousands)
                                                                                           1994          1993

                 Raw materials                                                        $    4,302         4,428
                 Work in process                                                           1,992         1,032
                 Finished goods                                                            2,307         1,808
                                                                                           -----         -----

                                                                                      $    8,601         7,268
                                                                                           =====         =====
 (5)     Property, Plant and Equipment

         Property, plant and equipment is comprised of:

                                                                                            (In thousands)
                                                                                           1994         1993

                 Land                                                               $        337           332
                 Buildings                                                                 9,832         9,724
                 Machinery and equipment                                                  37,594        33,962
                 Furniture and fixtures                                                    2,457         1,838
                 Transportation equipment                                                  1,191           741
                 Leasehold improvements                                                      836           142
                 Construction in progress                                                    719           239
                                                                                        --------      --------

                                                                                          52,966        46,978

                 Less accumulated depreciation and amortization                           23,479        20,862
                                                                                          ------        ------

                                                                                    $     29,487        26,116
                                                                                          ======        ======


See accompanying notes to consolidated financial statements.
                                     F-9

                   LARIZZA INDUSTRIES, INC., AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued



 (5)     Property, Plant and Equipment, Continued

         Included in property, plant and equipment in 1994 and 1993 is a building held for sale with a net book value of $400,000.

         Included in property, plant and equipment in 1994 are assets under a capitalized lease obligation with a cost of $1,395,000 and accumulated amortization of $315,000.

 (6)     Long-term Debt and Conversion

         Long-term debt is summarized as follows:


                                                                                            (In thousands)
                                                                                           1994          1993


        Term loans                                                                  $     13,125        35,625

        Convertible term loan                                                                 -         47,000

        Revolving credit facilities                                                       18,750         3,300
                                                                                          ------      --------

                                                                                          31,875        85,925

        Less current installments                                                          1,875         4,465
                                                                                        --------      --------

                                                                                    $     30,000        81,460
                                                                                          ======        ======

         On March 11, 1994, the holders of the convertible term loan converted $47,000,000 in principal and $9,254,000 of accrued interest related to the convertible term loan into 8,283,040 shares of common stock. The conversion reduced long-term debt, accrued interest and deferred gain on debt restructure on the Company's balance sheet as of March 11, 1994 by $47,000,000, $9,254,000 and $3,324,000, respectively, and increased common stock by $59,578,000.

         On May 6, 1994, the Company signed a $50,000,000 credit facility agented by Bank of America Illinois (formerly Continental Bank N.A.). The initial borrowing of $36,000,000 consisted of $35,600,000 used to repay existing indebtedness and $400,000 used to pay various loan fees and expenses.

See accompanying notes to consolidated financial statements.

                   LARIZZA INDUSTRIES, INC., AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued



 (6)     Long-term Debt and Conversion, Continued

         The new facility includes a $27,000,000 revolving line of credit for the Company, of which $17,750,000 was outstanding on December 31, 1994, and an $8,000,000 revolving line of credit for tooling and capital equipment for the Company, of which $1,000,000 was outstanding at December 31, 1994. The amount available under the $27,000,000 line of credit is reduced by $250,000 at the end of each quarter in 1994 (beginning June 30, 1994) and $1,250,000 at the end of each subsequent quarter during the term of the loan. Both lines of credit expire May 6, 1997. Interest on the loans is based on Eurodollar rates or the bank's reference rate, plus a margin which can vary each quarter based on specified financial covenants. The margins at December 31, 1994 were
         1.75 percent for Eurodollar loans and 0 percent for reference rate loans. The weighted average interest rate at December 31, 1994 was 7.66 percent. The line of credit also requires the Company to pay a commitment fee of .375 percent a year on the average unused amount of the facility. Interest and the commitment fee are payable quarterly, or in the case of Eurodollar loans on their due date, but not less often than quarterly. The revolving line of credit is also available for letters of credit in amounts not to exceed $2,000,000. The Bank issued a $500,000 (Canadian) letter of credit securing checking account overdrafts. Both lines of credit are secured by all of the assets of the Company including the stock of its subsidiaries and the assets of Hughes Plastics, Inc.

         In addition, the new facility includes a $15,000,000 term loan to Manchester Plastics, Ltd., the Company's Canadian subsidiary, secured by all of its assets, of which $13,125,000 was outstanding on December 31, 1994. The loan is payable in four quarterly installments of $937,500 from June 30, 1994, through March 31, 1995, with the balance due May 7, 1999. Interest on the loan is based on Eurodollar rates or the bank's reference rate, plus a margin which varies each quarter based on Manchester Plastics' net worth. The margins at December 31, 1994 were 3.50 percent for Eurodollar loans and 1.75 percent for reference rate loans. The weighted average interest rate at December 31, 1994 was 9.26 percent. Interest is payable quarterly, or in the case of Eurodollar loans on their due date, but not less often than quarterly.

         The loans to the Company and to Manchester Plastics, Ltd., contain various covenants, the most restrictive of which include limits on the disposition of properties, limits on capital expenditures, maintenance of certain financial levels and ratios and restrictions on additional indebtedness and on the payment of dividends. The Company was in compliance with all such covenants at December 3l, 1994, and expects to be in compliance throughout 1995.

         Accrued interest of $8,821,000 which was owed to the banks on December 23, 1991 was unconditionally forgiven by the banks. This amount was recorded as a deferred gain on debt restructure. During 1994, 1993 and 1992 $368,000, $1,342,000 and $1,382,000, respectively, of deferred gain on debt restructure was amortized and netted against interest expense. On May 6, 1994, when the Company refinanced its debt, the remaining deferred gain on debt restructure of $2,405,000 was recorded as an extraordinary gain.

         During 1992, the Company extinguished long-term debt in the amount of $906,000 for a cash payment of $195,000 resulting in a gain of $711,000 which is recorded as an extraordinary gain.

See accompanying notes to consolidated financial statements.
                                F-11

                   LARIZZA INDUSTRIES, INC., AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued



 (6)     Long-term Debt and Conversion, Continued

Aggregate principal payments due on long-term debt for the next five years are as follows: 1995 - $1,875,000; 1996 - $1,500,000; 1997 - $17,250,000; 1998 - $0;
1999 - $11,250,000.

 (7)     Leases

         The Company leases a portion of its operating facilities and equipment. Aggregate future minimum lease payments under all noncancelable leases at December 31, 1994, are as follows:

                                                               (In thousands)
                                                            Capital   Operating
                 Year                                       Leases     Leases

                 1995                                    $    297        1,569
                 1996                                         297        1,490
                 1997                                         269        1,330
                 1998                                          -         1,185
                 1999                                          -         1,087
                                                             ----        -----

                                                              863        6,661
                                                                         =====
                 Less amounts representing interest           127
                                                             ----

                 Present value of minimum lease payments      736
                 Less current installments                    226
                                                             ----

                 Long-term obligation                    $    510
                                                              ===

Rent expense for operating leases amounted to $1,344,000, $1,305,000 and $1,209,000 in 1994, 1993 and 1992, respectively.

(8)      Income Taxes

         Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, ACCOUNTING FOR INCOME TAXES. The statement requires the use of the asset and liability approach for financial accounting and reporting for income taxes. Financial statements for prior years have not been restated as the cumulative effect of the accounting change had no impact.

         Income (loss) before income tax provision and extraordinary gain is as follows:

                                                     (In thousands)
                                          1994            1993           1992

                United States        $    3,008           (2,250)        (2,037)
                Canada                   16,076           16,707          3,518
                                         ------           ------          -----

                                     $   19,084           14,457          1,481
                                         ======           ======          =====
See accompanying notes to consolidated financial statements.
                                             F-12

                   LARIZZA INDUSTRIES, INC., AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued



(8)      Income Taxes, Continued

         The income tax provision (benefit) before extraordinary gain is summarized as follows:
                                                 (In thousands)
                                         1994         1993          1992
                                         ----         ----          ----

          Current:
              United States        $      273            184          -
              Canada                    5,736            450          -
              State                        -              36          -
                                      -------         ------        ---

                                        6,009            670          -
                                        -----         ------        ---

          Deferred:
              United States              (984)            -           -
              Canada                       75          1,400          -
              State                        -              -           -
                                      -------         ------        ---

                                         (909)         1,400          -
                                      -------          -----        ---

                         Total     $    5,100          2,070          -
                                        =====          =====        ===

         A reconciliation between the provision for income taxes before extraordinary gain and income taxes on such income calculated at the United States statutory rate of 35 percent for 1994 and 1993, and 34 percent for 1992 is as follows:

                                                                (In thousands)
                                                            1994   1993    1992

         Income tax at statutory rate                    $ 6,679   5,060    504
         Amortization of intangibles                        (712)   (712)    24
         Difference in tax rates of consolidated foreign
            subsidiaries                                     160     334    141
         Canadian and United States net operating loss
            carryforwards                                   (864) (6,387)  (663)
         Deemed dividend from Canadian subsidiary             -    3,510     -
         Other                                              (163)    265     (6)
                                                           -----  ------   ----

         Income tax at effective rate                    $ 5,100   2,070       -
                                                           =====   =====   =====
See accompanying notes to consolidated financial statements.
                                F-13

                   LARIZZA INDUSTRIES, INC., AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued



 (8)     Income Taxes, Continued

         The tax effected temporary differences and United States net operating and capital loss carryforwards which give rise to deferred tax assets and liabilities at December 31, 1994 and 1993 are summarized as follows:

                                                                (In thousands)
                                                             1994        1993

         Deferred tax assets:
            United States capital loss carryforwards        $  5,236     5,322
            United States net operating loss carryforwards     3,359     2,550
            Interest forgiveness income                           -      2,073
            Accruals for discontinued operations               1,000     1,012
            Miscellaneous accrued liabilities                    585       435
            Other                                                450       391
                                                             -------   -------

                                                              10,630    11,783

         Less valuation allowance                              8,546    11,348
                                                             -------    ------

                                                               2,084       435

         Deferred tax liability:
            Depreciation and amortization                     (1,665)   (1,835)
                                                             -------   -------

            Net deferred tax asset (liability)              $    419    (1,400)
                                                             =======   =======

         A valuation allowance has been recognized to offset the deferred tax assets related to operations in the United States due to the uncertainty of realizing the benefit of the United States net operating loss and capital loss carryforwards and deductible temporary differences in the future. The net change in the valuation allowance from $11,348,000 at December 31, 1993 to $8,546,000 at December 31,
         1994 was a decrease of $2,802,000 which related primarily to the reversal of the temporary difference provided for interest forgiveness income in 1993.

         At December 31, 1994, the Company has net operating loss carryforwards of $7,500,000 for United States income tax purposes, which expire from 2005 to 2009. Net operating loss carryforwards for Canadian tax purposes of $9,400,000 at December 31, 1992, were fully utilized in 1993 to reduce Canadian taxable income. As a result of the Hughes Plastics, Inc. acquisition, there is an estimated $2,400,000 of net operating loss carryforwards subject to the separate return limitation year provisions. In addition, the Company has capital loss carryforwards for United States tax purposes of $15,400,000 which expire in 1996.

See accompanying notes to consolidated financial statements.
                                 F-14

                   LARIZZA INDUSTRIES, INC., AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued



 (9)     Employee Pension Plans

         The Company has three defined benefit pension plans covering certain of its salaried and hourly employees. In accordance with SFAS No. 87, EMPLOYERS' ACCOUNTING FOR PENSIONS, the Company recorded a minimum pension liability of $1,653,000 and $1,296,000 at December 31, 1994 and 1993, respectively. This liability represents the excess of unfunded accumulated benefit obligations over accrued pension cost. The minimum liability was offset by an intangible asset which is amortized on a straight line basis over 16 years. There was no effect on net income.

         The following table sets forth the plans' funded status and amounts recognized in the Company's consolidated balance sheet at December 31, 1994 and 1993:


                                                                     (In thousands)
                                                                    1994     1993

         Actuarial present value of benefit obligations:
            Accumulated benefit obligation, fully vested         $  5,071    4,520
                                                                    =====    =====

         Projected benefit obligation                              (5,659)  (5,125)
         Fair value of plan assets                                  4,262    4,023
                                                                    -----    -----

         Excess of projected benefit obligation over plan assets   (1,397)  (1,102)
         Unamortized initial net liability                          1,528    1,235
         Other                                                        117       35
                                                                   ------   ------

         Prepaid pension costs                                   $    248      168
                                                                   ======   ======

         Net periodic pension costs for the years ended December 31, 1994 and 1993, are:

                                                             (In thousands)
                                                             1994         1993

            Service cost                                 $    289          277
            Interest cost                                     396          370
            Actual return on plan assets                     (339)        (291)
            Net amortization and deferral                     133          120
                                                              ---          ---

                                                         $    479          476
                                                              ===          ===

         Assumptions:
            Discount rate                                    7.5%         7.5%
            Average wage increase                            6.5%         6.5%
            Long-term rate of return on plan assets          8.5%         8.5%

See accompanying notes to consolidated financial statements.
                           F-15

                   LARIZZA INDUSTRIES, INC., AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued



(10)     Related Party Transactions

         Notes receivable from principal shareholders include $2,264,000 and $2,136,000 of interest-bearing notes due from principal shareholders at December 31, 1994 and 1993, respectively. During 1993, notes receivable from principal shareholders were replaced with new notes. These new notes bear interest at 5.97% and are payable in annual installments beginning in 1996. Interest charged by the Company to principal shareholders was $128,000, $155,000 and $141,000 in 1994, 1993 and
         1992, respectively.

         Amounts charged to the Company by a prior director of the Company for sales commissions were $2,420,000, $2,173,000 and $1,380,000 during
         1994, 1993 and 1992, respectively. Amounts paid by the Company to a certain director for consulting services were $340,000, $50,000 and $50,000 during 1994, 1993 and 1992, respectively.

(11)     Litigation

         The Company and its consolidated subsidiaries have various pending lawsuits and claims. In the opinion of management, the ultimate liabilities resulting from such lawsuits and claims will not materially affect the consolidated financial position of the Company.

(12)     Segment and Geographic Information

         The Company operates in the automotive industry, where it designs and manufactures plastic-based components and systems used in the interiors of automobiles, light trucks, sport utility vehicles and mini-vans.

         Net sales to major customers are as follows:

                                                       (In thousands)
                                               1994       1993      1992

         General Motors Corporation         $ 59,000    51,300     45,200
         Chrysler Corporation                 48,700    41,100     20,800
         Ford Motor Company                   32,500    32,400     26,500
         Honda Motor Company                  16,700    14,400      8,400

See accompanying notes to consolidated financial statements.

                   LARIZZA INDUSTRIES, INC., AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued



(12)     Segment and Geographic Information, Continued

         Information about the Company's operations by geographic area is as follows:


                                                                                   (In thousands)
                                                                      1994              1993          1992

         Net sales:
              United States                                     $      66,800            53,672         34,978
              Canada                                                  102,536            94,585         76,329
                                                                      -------        ----------     ----------

              Consolidated                                      $     169,336           148,257        111,307
                                                                      =======           =======        =======

         Operating income:
              United States                                     $       7,324             8,106          1,473
              Canada                                                   20,697            18,746         11,814
              General corporate expenses                               (5,989)           (5,755)        (4,951)
                                                                   ----------        ----------     ----------

              Consolidated                                      $      22,032            21,097          8,336
                                                                   ==========        ==========     ==========

         Identifiable assets:
              United States                                     $      37,557            28,557         26,210
              Canada                                                   41,180            36,441         32,992
              Corporate assets                                          4,967            (1,144)         3,455
                                                                   ----------        ----------     ----------

              Consolidated                                      $      83,704            63,854         62,657
                                                                   ==========        ==========     ==========

         The Company holds some degree of credit risk due to the concentration of trade accounts receivable due from major customers. Receivables from these customers at December 31, 1994 and 1993 approximate the same percent of total receivables as aggregate sales to these customers bear to total sales. Transfers between geographic areas and export sales are immaterial. Identifiable assets are those used in the operation of each geographic area. Corporate assets consist primarily of cash, prepaid expenses, transportation equipment and notes receivable from officers.

(13)     Stock  Incentive Plan

         The 1987 Stock Incentive Plan authorizes the granting of incentive and nonqualified stock options, stock appreciation rights and restricted shares of common stock. Participation in the Plan is limited to employees, including officers and directors of the Company. Under the Plan, a maximum of 200,000 shares of common stock may be made the subject of options, stock appreciation rights or restricted stock grants.

         The per share purchase price of the common stock under options is determined by the Compensation Committee and, in the case of incentive stock options, must be at least 100 percent (110 percent in the case of 10 percent shareholders) of the fair market value of one share of common stock on the date of grant of such option. Stock appreciation rights may either be granted independently or in conjunction with the grant of a stock option. Each stock option or appreciation right shall be exercisable at any such time as may be determined by the Compensation Committee at the time of grant. Each option and appreciation right shall expire not more than ten years from the date of grant.

See accompanying notes to consolidated financial statements.
                                 F-17

                   LARIZZA INDUSTRIES, INC., AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued



(13)     Stock  Incentive Plan, Continued

         Under the Plan, the Compensation Committee may also grant shares of restricted stock to participants. The Compensation Committee shall establish the restricted period at the time the shares are awarded. The shares of restricted stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered during the restricted period.

         On December 31, 1994, no options were outstanding and 200,000 shares were available for grant.

(14)     Quarterly Data (Unaudited)

         Summarized quarterly financial data for 1994 and 1993 are as follows:



                                                          (Dollars in thousands, except per-share data)
                                                                        Quarter
                       1994                       First        Second           Third        Fourth        Year
                       ----                       -----        ------           -----        ------        ----

         Net sales                           $    41,061         42,779         37,673        47,823      169,336
         Gross profit                              8,887          9,931          7,339         9,309       35,466

         Income before
            extraordinary gain                     3,399          4,370          2,748         3,467       13,984
         Extraordinary gain                           -           2,405             -             -         2,405
                                                 -------       --------       --------       -------     --------

                      Net income             $     3,399          6,775          2,748         3,467       16,389
                                                 =======       ========       ========       =======       ======

         Income per common share:
            Primary:
                Income before
                   extraordinary gain              .22           .20            .12            .16          .68
                Extraordinary gain                   -           .11              -              -          .12
                                                    --           ---             --             --          ---

                      Net income                   .22           .31            .12            .16          .80
                                                   ===           ===            ===            ===          ===

            Fully diluted:
                Income before
                   extraordinary gain              .19             n/a            n/a           n/a         .66
                Extraordinary gain                   -                                                      .11
                                                    --                                                      ---

                      Net income                   .19                                                      .77
                                                   ===                                                      ===


See accompanying notes to consolidated financial statements.
                                    F-18

                   LARIZZA INDUSTRIES, INC., AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued



(14)     Quarterly Data (Unaudited), Continued


                       1993                       First        Second           Third        Fourth        Year
                       ----                       -----        ------           -----        ------        ----

         Net sales                           $    39,615         39,390         31,144        38,108      148,257
         Gross profit                              8,942          9,183          5,767         8,705       32,597

         Net income                                4,174          4,749          1,561         1,903       12,387

         Income per common share:
            Primary                                  .30            .34            .11           .14          .90
            Fully diluted                            .23            .25            n/a           .13          .72



See accompanying notes to consolidated financial statements.

                    LARIZZA INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEET
                                 (In thousands)




                                                                             SEPTEMBER 30,
                                                                                 1995
                                                                             (UNAUDITED)
Current assets:
     Cash and cash equivalents                                               $       837
     Accounts receivable, net                                                     22,867
     Inventories:
        Raw materials                                                              4,880
        Work in process                                                            1,409
        Finished goods                                                             2,378
                                                                             -----------
     Total inventories                                                             8,667
                                                                             -----------
     Reimbursable tooling costs                                                   15,346
     Net current assets of discontinued operations                                  -
     Deferred income taxes                                                           733
     Other current assets                                                            868
                                                                             -----------
     Total current assets                                                         49,318
                                                                             -----------
     Property, plant and equipment, at cost                                       59,909
     Less accumulated depreciation and amortization                               27,417
                                                                             -----------
               Net property, plant and equipment                                  32,492
                                                                             -----------
     Notes receivable from principal shareholders                                  2,365
     Goodwill and other intangibles, net                                           7,319
     Net noncurrent assets of discontinued operations                               -
                                                                             -----------
     Deferred income taxes                                                         1,404
                                                                             -----------
                                                                             $    92,898
                                                                             ===========
Current liabilities:
     Current installments of long-term debt and capitalized lease            $       257
        obligation
     Accounts payable                                                             22,726
     Income taxes payable                                                          3,095
     Accrued salaries and wages                                                    2,468
     Accrual for loss on sale of discontinued operations                            -
     Other accrued expenses                                                        5,419
                                                                             -----------
               Total current liabilities                                          33,965
                                                                             -----------
     Long-term debt, excluding current installments                               34,150
     Capitalized lease obligation, excluding current                                 335
        installments
     Deferred income taxes                                                           726
     Other long-term liabilities                                                   1,938

Shareholders' equity:
     Common stock                                                                 76,780
     Additional paid-in capital                                                    5,551
     Accumulated deficit                                                         (56,950)
     Foreign currency translation adjustment                                      (3,597)
                                                                             ------------
               Total shareholders' equity                                         21,784
                                                                             ------------
                                                                             $    92,898
                                                                             ============




See accompanying notes to unaudited consolidated condensed financial statements.

                    LARIZZA INDUSTRIES, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                   (Unaudited)




                                                                 Three Months Ended                    Nine Months Ended
                                                                    September 30,                       September 30,

                                                                   1995          1994                  1995            1994
                                                                ----------     ----------           ----------      -------


Net sales                                                       $  38,478         37,673              149,131         121,513
Cost of goods sold                                                 33,644         30,334              123,111          95,356
                                                                ----------     ----------           ----------      ---------
     Gross profit                                                   4,834          7,339               26,020          26,157

Selling, general and administrative
expenses                                                            3,182          3,316               11,088          10,067
                                                                ----------     ----------           ----------      ---------
     Operating income                                               1,652          4,023               14,932          16,090

Other income (expense):
     Interest expense, net                                           (645)          (537)              (1,956)         (2,275)
     Other, net                                                       182             (3)                (319)            252
                                                                ----------     ----------           ----------      ---------
                                                                     (463)          (540)              (2,275)         (2,023)

Income from continuing operations before
     income tax provision and extraordinary
     gain                                                           1,189          3,483               12,657           14,067

Income tax provision                                                  175            735                2,925            3,550
                                                                ----------     ----------           ----------      ----------

Income from continuing operations before
     extraordinary gain                                             1,014          2,748                9,732           10,517

Discontinued operation:
     Gain on disposal of discontinued operation                       -              -                     802            -
                                                                ----------     ----------           ----------      ----------


Income before extraordinary gain                                    1,014          2,748               10,534          10,517

Extraordinary gain on refinancing of debt                            -              -                    -              2,405
                                                                ----------     ----------           ----------      ---------

Net income                                                      $   1,014          2,748               10,534          12,922
                                                                ==========     ==========           ==========      =========

Income per common share:
     Primary:
        Income from continuing operations                       $    0.05           0.12                 0.44            0.53
           before extraordinary gain
        Gain from discontinued operation                             -              -                    0.04            -
        Extraordinary gain                                           -              -                    -               0.12
                                                                ----------     ----------           ----------      ---------

        Net income per common share                             $    0.05           0.12                 0.48            0.65
                                                                ==========     ==========           ==========      =========


     Fully diluted:
        Income from continuing operations                                                                                0.51
           before extraordinary gain
        Gain from discontinued operation                                                                                 -
        Extraordinary gain                                                                                               0.11
                                                                                                                    ---------

        Net income per common share                                                                                      0.62
                                                                                                                    =========

     Weighted average number of shares of
        common stock outstanding
     Primary                                                       22,088         22,088               22,088          19,995
     Fully diluted                                                                                                     22,088



See accompanying notes to unaudited consolidated condensed financial statements.

                    LARIZZA INDUSTRIES, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)



                                                                       Nine Months Ended
                                                                        September 30,

                                                                     1995          1994
                                                                    -------      -------

Operations:
     Net income                                                  $   10,534        12,992
     Noncash items:
        Depreciation and amortization                                 3,883         3,106
        Deferred income taxes                                          (992)         -
        Amortization of deferred gain                                  -             (368)
        Extraordinary gain on refinancing of debt                      -           (2,405)
        Gain on sale of discontinued operation                         (802)         -
        Interest accrued on long-term debt                             -              791
        Operating working capital decrease (increase)                (9,546)        1,406
        Other, net                                                      227          (408)
                                                                 -----------   -----------
                                                                      3,304        15,044
Investments:
     Proceeds from sale of discontinued operation, net of             1,164          -
        subsidiary cash
     Property, plant and equipment, net                              (6,107)       (4,161)
     Other, net                                                        (101)          (96)
                                                                 -----------   -----------
                                                                     (5,044)       (4,257)
Financing:
     Issuance of debt                                                  -           36,000
     Borrowings (repayments) of debt, net                             2,105       (45,903)
                                                                 -----------   -----------
                                                                      2,105        (9,903)

Effect of exchange rates on cash                                       (322)         (617)
                                                                 -----------   -----------


Net increase in cash and cash equivalents                                43           267

Cash and cash equivalents at beginning of period                        794           559
                                                                 -----------   ----------

Cash and cash equivalents at end of period                       $      837           826
                                                                 ===========   ==========

Noncash financing activities:
     Conversion of debt to equity                                              $   59,578
                                                                               ==========






See accompanying notes to unaudited consolidated condensed financial statements.

                    LARIZZA INDUSTRIES, INC. AND SUBSIDIARIES
                              NOTES TO CONSOLIDATED
                         CONDENSED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1995


(1)    Basis of Presentation

       In the opinion of management, the information furnished herein includes all adjustments ( all of which are of a normal recurring nature) necessary for fair presentation of the results for the interim periods.

(2)    Reclassifications

       Certain amounts in the prior period's consolidated condensed financial statements have been reclassified to conform to the 1995 presentation.

(3)    Income Per Share

       Primary income per common share is calculated by dividing net income by the weighted average number of common shares outstanding during the period.

       On a fully-diluted basis for the nine months ended September 30, 1994, both net income and shares outstanding were adjusted to assume the conversion of the convertible term loan of $47,000,000 plus accrued interest into 8,283,040 shares of common stock at the beginning of the period. To adjust net income for the first nine months of 1994, interest expense of $791,000 related to the convertible term loan was added back into income.

(4)    General Nuclear Corp. Divestiture

       On June 1, 1995, the Company sold the common and preferred stock of its wholly-owned subsidiary, General Nuclear Corp. The net cash proceeds of approximately $1,155,000 resulted in a gain on sale of $802,000 after considering the accrual for loss on sale of General Nuclear Corp. of $2,195,000.

(5)    Merger Agreement

       On September 26, 1995, the Company signed a definitive Agreement and Plan of Merger with Collins & Aikman Products Co. and its newly-formed, wholly-owned subsidiary. Pursuant to the agreement, the subsidiary will be merged with and into the Company, the Company will become a wholly-owned subsidiary of Collins & Aikman Products Co. and each outstanding share of the Company's common stock will be converted into the right to receive $6.50 in cash, for a total purchase price of approximately $144 million. In connection with the merger, Collins & Aikman is expected to extinguish approximately $34 million of the Company's existing debt. The agreement is subject to the approval of the Company's shareholders and other customary conditions. Ronald T. Larizza, the Company's Chairman of the Board and Chief Executive Officer, has voting control over approximately 50.6% of the Company's outstanding common stock and has agreed to vote those shares in favor of the merger. Accordingly, the approval and adoption of the Agreement by the requisite vote of the Company's shareholders is expected to occur irrespective of whether, or the manner in which, any other shareholders of the Company vote their shares.

                 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma consolidated statements of operations for the year ended January 28, 1995 and the nine months ended October 28, 1995 and the unaudited pro forma balance sheet as of October 28, 1995 were prepared to illustrate the estimated effects of the Acquisition. The unaudited pro forma consolidated statements of operations present the results of operations of the Company as if the Acquisition had occurred as of the beginning of each period presented. The unaudited pro forma consolidated balance sheet as of October 28, 1995 reflects the Acquisition as if it had occurred on that date. The historical Collins & Aikman Corporation consolidated statement of operations used in the unaudited pro forma consolidated statement of operations for the year ending January 28, 1995 has been adjusted to reflect the effects of the Company's initial public offering and refinancing (the "1994 Recapitalization") completed in July 1994 as if it had occurred at the beginning of the period. The pro forma consolidated financial data does not purport to represent what the Company's financial position or results of operations would actually have been if the Acquisition had occurred on October 28, 1995 or as of the beginning of each period presented or if the 1994 Recapitalization had occurred at the beginning of the year ending January 28, 1995 nor does the pro forma consolidated financial data purport to be indicative of future results. The pro forma consolidated financial data should be read in conjunction with the audited consolidated financial statements of the Company filed with the Securities Exchange Commission in its Annual Report on Form 10-K for the fiscal year ended January 28, 1995 and the unaudited condensed consolidated financial statements of the Company filed with the Securities and Exchange Commission in its Quarterly Report on Form 10-Q for the quarter ended October 28, 1995 and the notes thereto.



            Unaudited Pro Forma Consolidated Statement of Operations
                          Year Ending January 28, 1995
                      (in millions, except per share data)


                                         COLLINS &                               COLLINS &
                                        AIKMAN YEAR                           AIKMAN YEAR  LARIZZA IND.                 PRO FORMA
                                       ENDED JANUARY       1994              ENDED JANUARY YEAR ENDING                  STATEMENT
                                         28, 1995    RECAPITALIZATION           28, 1995   DECEMBER 31,   PRO FORMA        OF
                                        HISTORICAL     ADJUSTMENTS              ADJUSTED       1994      ADJUSTMENTS    OPERATIONS
                                       ------------- ---------------         ------------- ------------  -----------    ----------

Net Sales                              $    1,536.0  $         -             $    1,536.0  $     169.3   $      -       $ 1,705.3

Cost of Goods Sold                          1,164.9            -                  1,164.9        133.9          -         1,298.8
Selling, General and Administrative
    Expenses                                  198.3            (1.5) (1) i          196.8         13.4          3.6 (2)     213.8
                                       ------------- ---------------         ------------- ------------  -----------    ---------

Operating income                              172.8             1.5                 174.3         22.0         (3.6)        192.7

Interest Expense                               75.7           (37.8) (1) ii          37.9          2.9         11.2 (3)      52.0
Loss on the Sale of Receivables                 7.6             2.2  (1) iii          9.8        -              -             9.8
Dividends on Preferred Stock of
    Subsidiary                                  2.3            (2.3) (1) iv        -             -              -             -
                                       ------------- ---------------         ------------- ------------  -----------    -------

Income from Continuing Operations
    Before Income Taxes                        87.2            39.4                 126.6         19.1        (14.8)        130.9

Income Taxes Expense                           11.5            (0.2) (1) v           11.3          5.1         (1.0)(4)      15.4
                                       ------------- ---------------         ------------- ------------  -----------    ---------

Income from Continuing Operations      $       75.7  $         39.6          $      115.3  $      14.0   $    (13.8)    $   115.5
                                       ============= ===============         ============= ===========   ===========    =========

Average Common Shares Outstanding              52.9            19.3  (1) vi          72.2                                    72.2

Income from Continuing Operations per
    Share of Common Stock              $      (0.39)                 (1) vii         1.60                               $    1.60


(1) Represents the following adjustments related to the 1994 Recapitalization as if the 1994 Recapitalization had taken place at the beginning of the pro forma period:

        i) Reduction of financial advisory fees payable to certain affiliates of the Company of $1.5 million incurred in the first two quarters of fiscal 1994.

        ii) Net adjustment of interest expense reflecting reduction of interest related to indebtedness refinanced as part of the 1994
               Recapitalization partially offset by interest expense on the credit facility entered into as part of the 1994 Recapitalization.

        iii) The loss on the sale of receivables arising from the sale, on a revolving basis, of an undivided interest in the Company's trade receivables.

        iv) The elimination of dividends related to preferred stock of a subsidiary redeemed during the 1994 Recapitalization.



                                      F-24




        v) A reduction of state and foreign income taxes due to organizational restructuring of indebtedness.

        vi)    Represents the incremental weighted average shares outstanding as if the 1994 Recapitalization had occurred as of the beginning of the period.

        vii) The historical computation of income per share from continuing operations includes $96.4 million of non-recurring charges related to redemption premiums, dividends and accretion on preferred stock redeemed in the 1994 Recapitalization. These amounts have been excluded in the adjusted historical financial statements used in the pro forma computations.

(2) Represents $3.7 million in annual goodwill amortization based on an assumed forty year life less $.1 million of prior Larizza Industries goodwill amortization.

(3) Represents interest expense of $14.1 million on the $197 million credit facility entered into in connection with the Acquisition, (the "Larizza
    Credit Facility") partially offset by the elimination of Larizza interest expense of $2.9 million. Interest on the Larizza Credit Facility is based on LIBOR plus 2.25%. Average LIBOR in effect during the period was 4.91%.

(4) Represents a reduction of income taxes related to the pro forma net increase in interest expense.




            Unaudited Pro Forma Consolidated Statement of Operations
                       Nine Months Ending October 28, 1995
                      (in millions, except per share data)




                                                            COLLINS & AIKMAN      LARIZZA INDUSTRIES                    PRO FORMA
                                                            NINE MONTHS ENDED     NINE MONTHS ENDED     PRO FORMA      STATEMENT OF
                                                            OCTOBER 28, 1995      SEPTEMBER 30, 1995   ADJUSTMENTS      OPERATIONS
                                                            ----------------      ------------------   -----------     -----------
Net Sales                                                   $    1,125.8          $     149.1          $      -        $   1,274.9

Cost of Goods Sold                                                 863.6                123.1                 -              986.7
Selling, General and Administrative Expenses                       145.8                 11.1                 2.7  (1)       159.6
                                                            -------------         ------------         -----------     -----------

Operating income                                                   116.4                 14.9                (2.7)           128.6

Interest Expense                                                    35.7                  2.0                10.2  (2)        47.9
Loss on the Sale of Receivables                                      6.9                -                     -                6.9
Other                                                                -                    0.3                 -                0.3
                                                            -------------         ------------         -----------     -----------

Income from Continuing Operations Before Income Taxes               73.8                 12.6               (12.9)            73.5

Income Taxes Expense                                                 8.8                  2.9                 (.9) (3)        10.8
                                                            -------------         ------------         -----------     -----------

Income from Continuing Operations                           $       65.0          $       9.7          $    (12.0)     $      62.7
                                                            -------------         ------------         -----------     -----------

Average Common Shares Outstanding                                   71.5                                                      71.5

Income from Continuing Operations per Share of Common Stock $       0.91                                               $      0.88


(1) Represents $2.8 million in goodwill amortization for the nine month period based on a forty year life less $.1 million of prior Larizza Industries goodwill amortization.

(2) Represents interest expenses of $12.2 million on the $197 million Larizza
    Credit Facility partially offset by the elimination of Larizza interest expense of $2.0 million. Interest on the Larizza Credit Facility is based on LIBOR plus 2.25%. Average LIBOR in effect during the period was 5.99%

(3) Represents a reduction of income taxes related to the pro forma net increase in interest expense.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             AS OF OCTOBER 28, 1995
                                  (IN MILLIONS)



                                                      COLLINS & AIKMAN                                                  PRO FORMA
                                                       CORPORATION AT     LARIZZA INDUSTRIES AT   PRO FORMA              BALANCE
                                                      OCTOBER 28, 1995    SEPTEMBER 30, 1995     ADJUSTMENTS              SHEET
                                                      ----------------    ---------------------  -----------            -------
Current Assets:
    Cash and cash equivalents                         $        4.6        $          0.8         $      -               $     5.4
    Accounts & notes receivable, net                         111.1                  22.9                -                   134.0
    Inventories                                              201.9                   8.7                -                   210.6
    Other                                                     23.2                  16.9               (0.5)    (1)          39.6
                                                      -------------       ---------------        -----------            ---------
        Total current assets                                 340.8                  49.3               (0.5)                389.6

Property, plant & equipment - net                            302.1                  32.5                -                   334.6
Goodwill                                                       -                     7.3              140.2     (1)         147.5
Other assets                                                  62.6                   3.8                2.7     (4)          69.1
                                                      -------------       ---------------        -----------            ---------
                                                      $      705.5        $         92.9         $    142.4             $   940.8
                                                      =============       ===============        ===========            =========
Current Liabilities:
    Notes payable                                              0.2                  -                   -                     0.2
    Current maturities of long-term debt                      43.2                   0.3                -                    43.5
    Accounts payable                                          78.9                  22.7                -                   101.6
    Accrued expenses                                         115.0                  11.0                4.4     (1) (3)     130.4
                                                      -------------       ---------------        -----------            ---------
        Total current liabilities                            237.3                  34.0                4.4                 275.7

Long-term debt                                               550.3                  34.5              155.3     (2)         740.1
Deferred income taxes                                          1.4                   0.7                -                     2.1
Other, including postretirement benefit obligation           273.0                   1.9                4.5     (1)         279.4

Common stock                                                   0.7                  76.8              (76.8)    (1)           0.7
Other paid in capital                                        585.7                   5.6                5.6     (1)         585.7
Accumulated deficit                                         (911.6)                (57.0)             (57.0)    (1)        (911.6)
Foreign currency translation adjustment                      (14.8)                 (3.6)              (3.6)    (1)         (14.8)
Pension equity adjustments                                    (9.4)                  -                  -                    (9.4)
Treasury stock, at cost                                       (7.1)                  -                  -                    (7.1)
                                                      -------------       ---------------        -----------            ----------
Total common stockholders' deficit                          (356.5)                 21.8              (21.8)               (356.5)
                                                      -------------       ---------------        -----------            ----------
                                                      $      705.5        $         92.9         $    142.4             $   940.8
                                                      =============       ===============        ===========            =========


(1) The purchase price of $147.2 million consists of: (i) $143.6 million to purchase all of the common stock of Larizza Industries and (ii) $3.6 million to pay professional fees and expenses related to the Acquisition.
    Additionally, the Company: (i) previously paid $.5 million of expenses related to the transaction, (ii) accrued $9.8 million in expenses related to the transaction and other current liabilities and (iii) recorded $4.5 million in other long-term liabilities.

    The Acquisition was accounted for using the purchase method of accounting and the total purchase cost was allocated first to assets and liabilities based on their respective fair values, with the remainder allocated to goodwill. The allocation of the purchase price above is based on historical costs and management's estimates which may differ from the final allocation.

(2) Reflects proceeds of borrowings under the Larizza Credit Facility of $197.0 million less repayment of the existing Larizza indebtedness of $34.5 million and a repayment of $7.2 million of other indebtedness.

(3) Reflects $5.4 million of accrued expenses related to the transaction paid from the proceeds of the Larizza Credit Facility.

(4) Reflects the capitalization of $2.7 million in fees and expenses incurred in connection with the financing of the Acquisition.


                                      F-26